FORM 18-K/A

For Foreign Governments and Political Subdivisions Thereof

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

ANNUAL REPORT OF

REPUBLIC OF SOUTH AFRICA

(Name of Registrant)

Date of end of last fiscal year: March 31, 2011

SECURITIES REGISTERED*

(As of the close of the fiscal year)

Title of Issue	Amounts as to which registration is effective	Names of exchanges on which registered
N/A	N/A	N/A

Name and address of person authorized to receive notices

and communications from the Securities and Exchange Commission:

Jeffrey C. Cohen, Esq.

Linklaters LLP

1345 Avenue of the Americas

New York, NY 10105

*	The Registrant is filing this annual report on a voluntary basis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant, Republic of South Africa, has duly caused this amendment to the annual report to be signed on its behalf by the undersigned, thereunto duly authorized, in Pretoria, South Africa, on the 9th day of January 2012.

REPUBLIC OF SOUTH AFRICA

By	/s/ Monale Ratsoma
Monale Ratsoma
Chief Director: Liability Management National Treasury Republic of South Africa

Explanatory Note

The purpose of this amendment to the annual report on Form 18-K (the “Annual Report”) of the Republic of South Africa (the “Republic”) for the fiscal year ended March 31, 2011 is to file the Quarterly Bulletin No. 262, dated December 2011, of the South African Reserve Bank.

This amendment to the Annual Report comprises:

(a)	Pages numbered 1-4 consecutively

(b)	The following exhibit:

Exhibit 99.E – Quarterly Bulletin No. 262, dated December 2011, of the South African Reserve Bank.

This amendment to the annual report is filed subject to the Instructions for Form 18-K for Foreign Governments and Political Subdivisions thereof.

EXHIBIT INDEX

Exhibit	Description
24	Power of Attorney, dated November 30, 2011(1).

99.E	Quarterly Bulletin No. 262, dated December 2011, of the South African Reserve Bank.

(1)	Incorporated by reference from the Form 18-K/A filed on November 30, 2011, file number 033-85866.

EXHIBIT 99.E

QUARTERLY BULLETIN

DECEMBER 2011

NO. 262